UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 0R 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 24, 2013

Green Innovations Ltd. (f/k/a Winecom, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54221	26-2944840
(Commission File Number)	(IRS Employer Identification No.)

316 Del Prado Blvd. South, Suite 204, Cape Coral, FL	33990
(Address of Principal Executive Offices)	(Zip Code)

(239) 829-4372
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 24, 2013, we entered into a stipulation for settlement of claims with Ironridge Global IV, Ltd. (“Ironridge”), pursuant to which we resolved $2,621,036.58 of our accounts payable that Ironridge had agreed to purchase from our creditors in exchange for payment in full in cash.  Pursuant to an order approving stipulation for settlement of claims that we jointly requested from the Los Angeles, California Superior Court, we agreed to issue to Ironridge shares of our common stock with an aggregate value equal to 105% of the claim amount plus reasonable attorney fees, divided by 80% of the following: the closing price of our stock on July 24, 2013, not to exceed the arithmetic average of the volume weighted average prices of any five trading days during a period equal to that number of consecutive trading days following the date of initial receipt of shares required for the aggregate trading volume, excluding after-hours trades, to exceed $25 million, less $0.01 per share, as reported by the Bloomberg Professional service of Bloomberg LP.

Under the terms of the agreement, Ironridge is prohibited from receiving any shares of common stock that would cause it to be deemed to beneficially own more than 9.99% of our total outstanding shares at any one time. Ironridge will receive an initial issuance of 3.6 million common shares, and may be required to return or be entitled to receive shares, based on the calculation summarized in the prior paragraph. For example, Ironridge would be entitled to approximately 9,164,298 additional shares based on a $0.27 per share closing price of our common stock on July 24, 2013, assuming $5,000 in reasonable attorney fees and that there are 33,044,523 shares of Common Stock issued and outstanding prior to issuing the initial issuance, and ignoring the 9.99% limitation.

Ironridge is prohibited from holding any short position in our common stock, and may not to engage in or effect, directly or indirectly, any short sale until at least 180 days after the end of the calculation period described above.

In addition, for so long as Ironridge holds any shares, it is prohibited from, among other actions: (1) voting any shares of issuer common stock owned or controlled by them, exercising any dissenter’s rights, executing or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the issuer; (2) engaging or participating in any actions or plans that relate to or would result in, among other things, (a) acquiring additional securities of the issuer, alone or together with any other person, which would result in them collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding common stock or other voting securities of the issuer, (b) an extraordinary corporate transaction such as a merger, reorganization or liquidation, (c) a sale or transfer of a material amount of assets, (d) changes in the present board of directors or management of the issuer, (e) material changes in the capitalization or dividend policy of the issuer, (f) any other material change in the issuer’s business or corporate structure, (g) actions which may impede the acquisition of control of the issuer by any person or entity, (h) causing a class of securities of the issuer to be delisted, (i) causing a class of equity securities of the issuer to become eligible for termination of registration; or (3) any actions similar to the foregoing.

Item 3.02	Unregistered Sales of Securities

On or about July 25, 2013, we issued shares of our common stock to Ironridge Global IV, Ltd., a disclosed in Item 1.01 above.  The issuance is exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, as the issuance of securities was in exchange for bona fide outstanding claims, where the terms and conditions of such issuance were approved by a court after a hearing upon the fairness of such terms and conditions.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release dated July 29, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN INNOVATIONS LTD.

Date: July 29, 2013	By:	/s/ Philip Rundle
Philip Rundle
Chief Executive Officer

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